Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”).
Transaction Summary
On April 1, 2024 (“Closing”), APLD – Rattlesnake Den I LLC, a subsidiary of Applied Digital Corporation (the “Company”), completed the previously announced sale of its data center facility (the “Facility”) located in Garden City, Texas (the “Transaction”) pursuant to the purchase and sale agreement (the “Purchase and Sale Agreement”) with Mara Garden City LLC, a subsidiary of Marathon Digital Holdings, Inc. (“Marathon”), consisting of the ground leasehold estate and related tangible and intangible property and improvements (together, the “Property”) for a purchase price of $87.3 million (the “Purchase Price”), plus additional consideration of approximately $10.0 million received by the Company at Closing, in connection with the surrender of Marathon’s service prepayments under its existing agreements with the Company.
The Purchase and Sale Agreement contains customary post-Closing obligations. In addition, in the event the full intended additional megawatt energization for the Facility is not conditionally approved by the applicable regulatory authority within 120 days of the Closing, the Purchase Price is subject to a reduction of up to $34.0 million, depending on the amount of the conditionally approved additional megawatt energization.
Introduction
The following unaudited pro forma condensed consolidated financial information is intended to show how the Transaction might have affected the historical financial statements of the Company if the Transaction had been completed at an earlier time indicated therein. The historical financial information of the Company set forth below has been derived from, and should be read in conjunction with, the historical consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended May 31, 2023 and its Quarterly Report on Form 10-Q for the quarter ended November 30, 2023.
The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this Form 8-K. The unaudited pro forma condensed consolidated balance sheet data as of November 30, 2023 gives effect to the Transaction as if it occurred on November 30, 2023. The unaudited pro forma condensed consolidated statements of operations data for the fiscal year ended May 31, 2023 and for the six months ended November 30, 2023 assume that the Transaction was consummated on June 1, 2022.
Beginning in the third quarter of fiscal year 2024, the Company determined the criteria for held for sale was met, and the Company will present the Property and associated liabilities as held for sale in its Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2024. The Company believes that the adjustments included in the Transaction Accounting Adjustments columns of the unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations are consistent with the generally accepted accounting principles in the United States of America (“GAAP”). The Company’s current estimates are preliminary and could change as the Company finalizes the transaction impacts to be reflected in the financial statements as of and for the fiscal year ended May 31, 2024 reported in its Annual Report on Form 10-K.
Article 11 of Regulation S-X requires that pro forma financial information include Transaction Accounting Adjustments that reflect only the application of required accounting for the Transaction. There are no Autonomous Entity Adjustments included in this unaudited pro forma condensed consolidated financial information.
In addition, Regulation S-X permits registrants to reflect adjustments that depict synergies and dis-synergies of the acquisitions and dispositions for which pro forma effect is being given in disclosures as Management Adjustments.
The Transaction Accounting Adjustments to reflect the Transaction in the unaudited pro forma condensed consolidated financial information include the following:
•the sale of the assets and liabilities of the Facility pursuant to the Purchase and Sale Agreement;

•adjustments required to record the estimated impact of the cash proceeds received in connection with the Transaction, net of transaction costs;
•adjustments to record the Deferred Revenue balance released by Marathon; and
•the recognition of the estimated loss on sale.
The Other Pro Forma Adjustments column in the unaudited pro forma condensed consolidated financial information includes the following:
•the repayment in full of the borrowings under the Company’s loan secured by assets of the Facility, including the recognition of loss on extinguishment of debt;
•the removal of the carrying value of finance lease liabilities that are not assumed by Marathon, including a loss on the buyout of the lease liabilities that were not assumed; and
•the removal of the carrying value of Marathon’s Deferred Revenue and Customer Deposits balances held by the Company in excess of the amount released by Marathon.
The Company does not expect income tax implications to be material so as to cause tax expense in isolation due to the transaction.
The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results of the Company that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results of the Company. The unaudited pro forma condensed consolidated financial information does not purport to project the future operating results or financial position of the Company following the closing of the Transaction. The unaudited pro forma condensed consolidated statements of operations data and the unaudited pro forma condensed consolidated balance sheet data are based on certain assumptions, described in the accompanying notes, which management believes are reasonable.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Balance Sheets (Unaudited)
As of November 30, 2023
(In thousands)

	Historical	Transaction Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$9,217	$61,129	A	(8,998)	G	$36,466
				(13,637)	H
				(11,245)	I
Restricted cash	25,416	—		.		25,416
Accounts receivable	307	—		—		307
Prepaid expenses and other current assets	1,517	—		—		1,517
Total current assets	36,457	61,129		(33,880)		63,706
Property and equipment, net	258,508	(80,892)	B	—		177,616
Operating lease right of use assets, net	73,373	—		—		73,373
Finance lease right of use assets, net	95,199	(9,185)	B	—		86,014
Other assets	17,117	—		—		17,117
TOTAL ASSETS	$480,654	$(28,948)		$(33,880)		$417,826

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,262	$—		$—		$38,262
Accrued liabilities	10,538	—		(7)	H	10,531
Current portion of operating lease liability	8,887	—		—		8,887
Current portion of finance lease liability	42,805	—	C	(3,784)	G	39,021
Current portion of debt	9,279			(2,754)	H	6,525
Customer deposits	36,833	—		(8,547)	I	28,286
Related party customer deposits	3,811	—		—		3,811
Deferred revenue	50,051	(9,971)	D	(2,699)	I	37,381
Related party deferred revenue	1,953	—		—		1,953
Sales and use tax payable	4	—		—		4
Other current liabilities	—	9,000	E	—		9,000
Total current liabilities	202,423	(971)		(17,791)		183,661
Long-term portion of operating lease liability	52,324	—		—		52,324
Long-term portion of finance lease liability	36,748	(3,143)	C	(2,304)	G	31,301
Long-term debt	33,501	—		(10,713)	H	22,788
Total liabilities	324,996	(4,114)		(30,808)		290,074
Stockholders' equity:						—
Common stock	123	—		—		123
Treasury stock	(62)	—		—		(62)
Additional paid in capital	278,299	—		—		278,299
Accumulated deficit	(122,702)	(24,834)	F	(2,910)	G	(150,608)
				(162)	H
Total stockholders’ equity attributable to Applied Digital Corporation	155,658	(24,834)		(3,072)		127,752
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$480,654	$(28,948)		$(33,880)		$417,826

Pro Forma Adjustments
AAdjustment reflects total gross cash proceeds received for the assets, prior to any post-closing adjustments or Company liabilities paid off in closing, calculated as follows:

Purchase price	$87,329
Holdover amount	(25,000)
Estimated Selling costs	(1,200)
Net cash received	$61,129
BAdjustment to remove the historical carrying balances of the Property.
CAdjustment to remove the finance lease liabilities assumed by Marathon as part of the Transaction.
DAdjustment to remove the deferred revenue assumed by Marathon in connection with the Transaction.
EAdjustment to recognize a current liability for the consideration that is contingent upon the Company obtaining regulatory approval of additional energy capacity at the Facility within 120 days of closing.
FAdjustment to recognize a loss on the sale of assets as of November 30, 2023, which is recognized through accumulated deficit. The following is a summary of the loss calculation:

Purchase price	$87,329
Holdover amount	(25,000)
Holdover liability	(9,000)
Selling costs	(1,200)
Deferred revenue assumed by Marathon	9,971
Lease liability assumed by Marathon	3,143
Total consideration	65,243
Carrying value of the Property as of November 30, 2023	(90,077)
Loss on disposal of assets	$(24,834)
GAdjustment to remove the carrying value of finance lease liabilities as of November 30, 2023 that are not assumed by Marathon. In conjunction with the Closing, the Company paid off the lease liabilities and paid the lessor a buyout fee to remove all liabilities from the related assets. The Company has presented the fee paid in excess of the outstanding lease liability as a corresponding increase to the loss on disposal of assets through accumulated deficit.
HAdjustment to remove the carrying value of debt secured by the Property sold as of November 30, 2023. In conjunction with the Closing, the Company paid off these balances. The Company has presented the corresponding loss on the extinguishment of debt through accumulated deficit.
IAdjustment to remove the carrying value of Marathon’s deferred revenue and customer deposits balances held by the Company as of November 30, 2023. In conjunction with the Transaction Closing, the Company has entered into an agreement with Marathon to cancel its services agreement that was supported by the Property and refund any amounts in excess of the deferred revenue amount assumed by Marathon as noted in Footnote D.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended November 30, 2023
(In thousands, except share and per share data)

	Historical	Transaction Accounting Adjustments		Pro Forma
Revenue:
Datacenter hosting revenue	$64,106	$(1,447)	A	$62,659
Cloud services revenue	6,602	—		6,602
Related party datacenter hosting revenue	7,819	—		7,819
Total revenue	78,527	(1,447)		77,080
Costs and expenses:
Cost of revenues	53,620	(2,168)	A	51,452
Selling, general and administrative	38,127	(3,158)	A	34,969
Loss from legal settlement	2,380	—		2,380
Total costs and expenses	94,127	(5,326)		88,801
Operating loss	(15,600)	3,879		(11,721)
Interest expense, net	4,430	(808)	A	3,622
Loss on extinguishment of debt	2,353	—		2,353
Net loss before income tax expenses	(22,383)	4,687		(17,696)
Income tax expense (benefit)	—	—		—
Net loss	(22,383)	4,687		(17,696)
Net loss attributable to noncontrolling interest	(397)	397	B	—
Net loss attributable to Applied Digital Corporation	$(21,986)	$4,290		$(17,696)

Basic and diluted net loss per share attributable to Applied Digital Corporation	$(0.21)	$—		$(0.17)
Basic and diluted weighted average number of shares outstanding	105,067,375	—		105,067,375
Pro Forma Adjustments
AAdjustment to eliminate historical revenues and expenses associated with the Facility.
BAdjustment to remove the loss attributable to the noncontrolling interest associated with the Facility.

APPLIED DIGITAL CORPORATION AND SUBSIDIARIES
Pro Forma Condensed Consolidated Statements of Operations (Unaudited)
For the Fiscal Year Ended May 31, 2023
(In thousands, except share and per share data)

	Historical	Transaction Accounting Adjustments		Other Pro Forma Adjustments		Pro Forma
Revenues:
Hosting revenue	$55,392	$(491)	A	$—		$54,901

Cost of revenues	44,388	(170)	A	—		44,218
Gross profit	11,004	(321)		—		10,683

Costs and expenses:
Selling, general and administrative	55,059	(3,978)	A	—		51,081
Loss on disposal of assets	—	24,834	C	2,910	D	27,744
Total costs and expenses	55,059	20,856		2,910		78,825
Operating loss	(44,055)	(21,177)		(2,910)		(68,142)

Other income (expense):
Interest Expense	(1,980)	940	A	—		(1,040)
Loss on extinguishment of debt	(94)	—		(162)	E	(256)
Total other expense, net	(2,074)	940		(162)		(1,296)
Net loss before income tax expenses	(46,129)	(20,237)		(3,072)		(69,438)
Income tax benefit (expense)	523	—		—		523
Net loss	(45,606)	(20,237)		(3,072)		(68,915)
Net loss attributable to noncontrolling interest	(960)	960	B	—		—
Net loss attributable to Applied Digital Corporation	$(44,646)	$(21,197)		$(3,072)		$(68,915)

Basic and diluted net loss per share:	$(0.49)	$—		$—		$(0.73)
Basic and diluted weighted average number of shares outstanding	93,976,233	—		—		93,976,233

Pro Forma Adjustments
AAdjustment to eliminate historical revenues and expenses associated with the Facility.
BAdjustment to remove the loss attributable to the noncontrolling interest associated with the Facility.
CAdjustment to reflect the recognition of the loss on disposal of assets prior to any lease buyout considerations.
DAdjustment to record a loss on disposal of assets as a result of the lease buyout fee paid by the Company related to the lease assets associated with the Facility.
EAdjustment to reflect the recognition of the loss on extinguishment of debt.